Board of Directors approves Program for Conversion of Shares and Formation of UNITs

Companhia Paranaense de Energia - COPEL ("Companhia") a company that generates, transmits, distributes and sells energy, with shares listed on the B3 (CPLE3, CPLE5, CPLE6), the NYSE (ELPVY, ELP) and the LATIBEX (XCOP), hereby informs its shareholders and the market in general that, on this date, the Board of Directors approved the 1st Share Conversion and Share Depositary Receipt Formation Program, as attached to this material fact ("UNITS Program").

1. **General aspects.** Under the UNITS Program, the conversion of shares and the formation of stock certificates of deposit ("UNITS") will observe the following general aspects:

- Each UNIT will consist of one (1) common share ("ON") and four (4) class "B" preferred shares ("PNB") issued by the Company ("Multiple Shares") and deposited before Banco Bradesco S.A., as the issuing agent for the UNITs ("Issuing Agent");
- The formation of UNITs shall be carried out exclusively at the Central Securities Depository of B3 S.A. - Brasil, Bolsa, Balcão ("B3") by means of the transfer, during the fixed period ("Formation of UNITs"), of the Share Multiples owned by the shareholders to a specific account at B3 opened by the Issuing Agent ("UNITs Accounts");
- The UNITs will be admitted for trading on B3; and
- The UNITs will confer on their holders the same rights, advantages and restrictions as the shares issued by the Company that they represent, including in relation to the payment of dividends, interest on equity capital and any other bonuses, payments or proceeds to which they may be entitled.

2. **Share Conversion.** Exclusively to allow the composition of UNITs, during the period established in the UNIT Program, the Company's shareholders will be allowed to voluntarily convert (i) class A preferred shares ("PNA") into PNB shares, (ii) ON shares in PNB shares, and (iii) PNB shares into ON shares, as provided below ("Conversion of Shares").

- B3 will institute specific portfolios (to be disclosed by B3) to which ON and / or PNB shares subject to the Share Conversion request must be transferred ("Conversion Portfolios");
- The Conversion of Shares will be allowed in the quantities strictly necessary to enable the Formation of UNITs, always observing the legal limits of the proportion between the total number of common shares and preferred shares issued by the Company (ON shares must represent, at least, 1/3 of the issued shares and the preferred shares must represent, at most, 2/3 of the total issued shares), as well as the maintenance of the proportion of the participation of each shareholder in the total share capital of the Company;

- Under the UNITs Program, the Stock Conversion will have the exclusive purpose of forming Multiples of Shares that will be replaced by UNITs and will observe the following conditions:
  - for each group of 5 (five) PNA shares issued by the Company, the holder of these shares will have the right to convert (i) 5 (five) PNA shares into 5 (five) PNB shares and, (ii) immediately after this conversion , for each group of 5 (five) PNB shares issued by the Company, 1 (one) PNB share in 1 (one) ON share;
  - for each group of 5 (five) PNB shares issued by the Company, the holder of these shares will have the right to convert 1 (one) PNB share into 1 (one) ON share; and
  - for each group of 5 (five) ON shares issued by the Company, the holder of these shares will have the right to convert 4 (four) ON shares into 4 (four) PNB shares.
- The shares resulting from the Share Conversion will grant their holders the same rights, advantages and restrictions as the other shares issued by the Company of the type and class to which they are converted, including in relation to the payment of dividends, interest on own capital and any other bonuses, payments or earnings to which they may be entitled.

3. Conversion of Shares and Formation of UNITs by the Controlling Shareholder. The State, as the controlling shareholder of the Company, in order to allow the maximization of the number of UNITs formed by non-controlling shareholders and considering that, after the Conversion of Shares and Formation of UNITs, the State must remain holder of ON shares representing at least 51% (fifty-one percent) of the voting capital, under the terms of article 4 of Federal Law No. 13,303, of 2016, and of article 4 of State Law No. 18,875, of 2016, was obliged to only convert shares and form UNITs after non-controlling shareholders.

4. No liens, encumbrances, and blockages. Only shares free of encumbrances and encumbrances may be the object of the Conversion of Shares or Formation of UNITs process.

5. UNIT program, including. In order to stimulate the market for the UNITs and ensure liquidity for investors, the UNIT Program and, consequently, the Conversion of Shares and the Formation of UNITs are conditioned upon the verification that, during the Application Period, the Conversion of Shares or the Formation of UNITs results in the issuance of at least 229,172. 878 (two hundred and twenty-nine million, one hundred and seventy-two thousand, eight hundred and seventy-eight) UNITs ("Minimum Number of UNITs"), corresponding to approximately 60% (sixty percent) of the outstanding shares (thus considered all the shares issued by Copel, excluding the controlling shareholder's shares), after the stock split approved on March 11, 2021. For purposes of calculating the Minimum Number of UNITs, the UNITs to be created by the State will not be considered, which will only convert after the Non-Controlling Shareholders and provided that the Minimum Number of UNITs is reached.

6. Request Period. During the period between **March 22, 2021, inclusive, and April 20, 2021, inclusive,** non-controlling shareholders may request the Conversion of Shares or the Formation of UNITs, subject to the procedures provided for in this UNIT Program ("Request Period").

7. Approval by the Board of Directors. The Board of Directors will meet to determine the total number of requests for Conversion of Shares and Formation of UNITs made in the Request Period with the purpose of deliberating on the approval of the Conversion of Shares and Formation of UNITs requested.

8. Conversion Date of Shares and Formation of UNITs. Conversions of Shares and Formation and Issuance of UNITs will be carried out immediately after the approval by the Board of Directors of the requests made during the Request Period ("UNIT Formation Date").

9. Credit from UNITs. Up to 3 (three) working days after the UNITs Formation Date, will be credited ("UNITCredit Date"): (i) the Issuing Agent the total of preferred shares and common shares from the UNIT Account; and (ii) to each of the shareholders that has transferred shares or Multiples of Shares, as the case may be, to the Conversion Portfolio or to the UNIT Account the corresponding number of UNITs.

10. Conversion of Shares and Formation of UNITs by the State. After the Request Period, the State will carry out the Conversion of Shares and the Formation of UNITs of shares free of its ownership, observing the legal limit of 2/3 (two thirds) of PN shares and maintaining the ownership of the majority of shares ON, in accordance with applicable legislation.

11. Operational Procedures. Detailed operating procedures are included in the UNIT Program attached to this material fact.

The Company will keep the market informed about the next steps related to the UNIT Program.

Curitiba, March 17, 2021.

Adriano Rudek de Moura

Chief Financial and Investor Relations Officer

For further information, please contact the Investor Relations team:

ri@copel.com or (41) 3331-4011

Anexx

COMPANHIA PARANAENSE DE ENERGIA – COPEL

Corporate Taxpayer's ID (CNPJ): 76.483.817/0001-20
PUBLICLY HELD COMPANY
CVM Registration no. 1431-1
SEC (CUSIP) Registration 20441B308 – Common
SEC (CUSIP) Registration 20441B407 – Preferred "B"
LATIBEX Registration 29922 – Preferred "B"

1st SHARE CONVERTION AND TRAINING PROGRAM OF UNIT DEPOSIT CERTIFICATES (UNITs)

The general meeting of Companhia Paranaense de Energia - Copel ("Copel" or "Company"), at an extraordinary meeting held on March 11, 2021 ("AGE"), approved the amendment to the bylaws to provide, among other matters, for the split of shares, in the proportion of 1:10, by crediting 9 (nine) new shares for each 1 (one) share held by the shareholders, the conversion of class "B" preferred shares ("PNB") into common shares ("ON") and ON shares in PNB shares and the sponsorship of issuing certificates of deposit of representative shares, each, of 1 (one) ON share and 4 (four) PNB shares issued by the Company ("UNITs") , and the inclusion in the Company's Bylaws of the rules and procedures related to the issuance of UNITs.

On March 16, 2021, the shares resulting from the split were credited, without changing the share capital figure, in the proportion of 9 (nine) new shares, of the same type and class, for each 1 (one) share held by the shareholders of the Company. Thus, the share capital, in the amount of R $ 10,800,000,000.00 (ten billion and eight hundred million reais), was divided into 2,736,553,750 (two billion, seven hundred and thirty-six million, five hundred and fifty-three thousand , seven hundred and fifty) shares, without par value, being 1,450,310,800 (one billion, four hundred and fifty million, three hundred and ten thousand and eight hundred) ON shares and 1,286,242,950 (one billion, two hundred and eighty-six million, two hundred and forty-two thousand, nine hundred and fifty) preferred shares and, of these, 3,267,520 (three million, two hundred and sixty-seven thousand, five hundred and twenty) are class "A" preferred shares ("PNA") and 1,282,975,430 (one billion, two hundred and eighty-two million, nine hundred and seventy-five thousand, four hundred and thirty) are PNB shares ("Split").

On March 9, 2021, the State of Paraná ("State"), as the controlling shareholder of the Company, in order to maximize the number of UNITs formed under this program, and considering that the Company is a mixed-capital company and therefore, that after the conversion of shares and formation of UNITs, the State needs to remain the holder of 51% of ON shares, under the terms of article 4 of Federal Law no. 13,303, of 2016, and of article 4 . Of State Law No. 18,875, of 2016, the State was obliged, before the Company, to only carry out the conversion of shares and formation of UNITS after non-controlling shareholders.

On March 17, 2021, the Company's Board of Directors decided, under the terms detailed below, on the procedures and conditions to be observed for the implementation of this first UNITProgram ("UNIT Program").

In addition to the rules contained in this UNIT Program, the formation or issuance of UNITs shall observe the operational procedures adopted by Banco Bradesco S.A. ("Issuing Agent" and "Bookeeping Agent", depending on the context) and by B3 S.A. - Brasil, Bolsa, Balcão.

1. GENERAL ASPECTS.

1.1. Mutiples of Shares. Each UNIT will be composed of 1 (one) ON share and 4 (four) PNB shares issued by the Company and deposited with the Issuing Agent ("Multiples of Shares").

1.2. Formation of UNITs. Except when expressly provided for in this Program, the formation of UNITs will be carried out, exclusively, at the B3 Asset Depository Central ("Formation of UNITs") by means of the transfer, during the period set forth herein, of the Multiples of Shares owned by the shareholders to a specific B3 account opened by the Issuing Agent ("UNIT Accounts").

1.3. UNITS Rights. The UNITs will confer on their holders the same rights, advantages and restrictions as the shares issued by the Company that they represent, including in relation to the payment of dividends, interest on equity capital and any other bonuses, payments or proceeds to which they may be entitled.

1.4. UNIT negotiation. The UNITs will be admitted to trading at B3, after the approval of the request for admission to trading by B3, which will be disclosed in due course by the Company to its shareholders and the market in general.

1.5. Share Conversion. In order for the UNIT Formation process to be made viable, the Company's shareholders will be allowed, exclusively to allow the composition of UNITs during the period set forth herein, the voluntary conversion (i) of class A preferred shares ("PNA") into PNB shares , (ii) ON shares

into PNB shares, and (iii) PNB shares into ON shares, as provided below ("Share Conversion").

1.6. Share Conversion Portfolios. B3 will institute specific portfolios (to be disclosed by B3) during the Request Period, as defined below, to which the ON and / or PNB shares subject to the Share Conversion request must be transferred ("Conversion Portfolios").

1.7. Share Conversion Limits. The Conversion of Shares will be allowed in the quantities strictly necessary to enable the Formation of UNITs, always observing the legal limits of the proportion between the total number of common shares and preferred shares issued by the Company (ON shares must represent, at least, 1/3 of the issued shares and the preferred shares must represent, at most, 2/3 of the total issued shares), as well as the maintenance of the proportion of the participation of each shareholder in the total share capital of the Company.

1.8. Share Conversion Assumptions. Under the UNITs Program, the Stock Conversion will have the exclusive purpose of forming Multiples of Shares that will be replaced by UNITs and will observe the following conditions:

a) for each group of 5 (five) PNA shares issued by the Company, the holder of these shares will have the right to convert (i) 5 (five) PNA shares into 5 (five) PNB shares and, (ii) immediately after of this conversion, for each group of 5 (five) PNB shares issued by the Company, 1 (one) PNB share in 1 (one) ON share;

b) for each group of 5 (five) PNB shares issued by the Company, the holder of these shares will have the right to convert 1 (one) PNB share into 1 (one) ON share; and

c) for each group of 5 (five) ON shares issued by the Company, the holder of these shares will have the right to convert 4 (four) ON shares into 4 (four) PNB shares.

1.8.1. As the Conversion of Shares will be allowed exclusively for the achievement of Multiples of Shares and Formation of UNITs, the Conversion of Shares will only be carried out in sets of 5 (five) shares of the same type and class. Thus, if the shareholder holds less than 5 (five) shares of a certain type or class, he will not be able to convert these shares. If the shareholder in this situation wishes to participate in the Share Conversion, he must acquire a sufficient number of shares to compose sets of 5 (five) shares of the same type and class.

1.8.2. For clarification purposes, within the scope of this UNIT Program, only the Conversion of Shares will be allowed in sets of 5 (five) shares of the same type and class. Thus, if the investor holds sets of 5 (five) shares of different types and classes and that do not compose the Multiples of

Shares, he will not be able to use such shares in the Share Conversion, unless he acquires shares to form sets of 5 (five) shares of the same type and class.

1.8.3. The possibility of converting five (5) PNA shares into five (5) PNB shares and subsequent conversion into ON shares provided for in item1.8.a) above, does not exclude the statutory right of PNA share holders, at any time, to request the conversion of any number of PNA shares into the same number of ON shares. However, the exercise of this right will be carried out outside this UNIT Program and will not confer the right to convert PNB shares into ON shares within the scope of this UNIT Program.

1.9. Rights of converted shares. The shares resulting from the Share Conversion will grant their holders the same rights, advantages and restrictions as the other shares issued by the Company of the type and class to which they are converted, including in relation to the payment of dividends, interest on own capital and any other bonuses, payments or earnings to which they may be entitled.

1.10. Conversion of Shares and Formation of UNITs by the State of Paraná. With the objective of maximizing the Conversion of Shares and the Formation of UNITs by the shareholders and in order to allow the State to participate in the Conversion of Shares and in the Formation of UNITs, maintaining, at least, 51% (fifty-one percent) of the ON shares, under the terms of the applicable legislation, it will only convert shares and form UNITs after the other shareholders, and up to the limit that still remains after the Conversion of Shares and the Formation of UNITs by the other shareholders.

1.10.1. The Conversions of Shares and Formation of UNITs will be carried out first by the Company's non-controlling shareholders other than the State ("Non-Controlling Shareholders"), in order to verify the maximum amount of UNITs formed by them, which will delimit the amount of UNITs formed by the State.

1.10.2. The Conversion of Shares and the Formation of UNITs by the State will be carried out, exclusively, in the book-entry environment after the completion of the Conversion of Shares and the Formation of UNITs of the Non-Controlling Shareholders.

1.11. No liens, encumbrances, and blockages. Only shares free of encumbrances and encumbrances may be the object of the Conversion of Shares or Formation of UNITs process.

1.12. UNIT program, including. In order to stimulate the market for UNITs and to ensure liquidity for investors, this UNIT Program and, therefore, the Share Conversion and the Formation of UNITs are conditioned upon the verification that, within the Application Period, the Share Conversion or the Formation of UNITs results in the issuance of at least 229.172,878 (two hundred twenty-nine million,

one hundred seventy-two thousand, eight hundred seventy-eight) UNITs ("Minimum Number of UNITs").

1.12.1. For purposes of calculating the Minimum Number of UNITs, the UNITs to be created by the State will not be considered, which will only convert after the Non-Controlling Shareholders and provided that the Minimum Number of UNITs is reached.

1.12.2. The Minimum Number of UNITs already considers the total shares of the Company after the stock split has taken effect.

2. REQUEST PERIOD

2.1. Request Period. During the period between March 22, 2021, inclusive, and April 20, 2021, inclusive, non-controlling shareholders may request the Conversion of Shares or the Formation of UNITs, subject to the procedures provided for in this UNIT Program ("Request Period").

2.1.1. During the Request Period, shareholders may, up to the last day of the Request Period (inclusive), deposit and withdraw shares from the Conversion Portfolios and UNIT Accounts, subject to B3's operational procedures.

2.1.2. If, at the end of the Request Period, the Board of Directors decides to cancel the UNITs Program, as provided herein, the remaining shares in the Conversion Portfolio and / or in the UNITs Account will be returned to the free portfolio.

2.2. Approval by the Board of Directors. The Board of Directors will meet to determine the total number of requests for Conversion of Shares and Formation of UNITs made in the Request Period with the purpose of deliberating on the approval of the Conversion of Shares and Formation of UNITs requested.

2.3. Conversion Date of Shares and Formation of UNITs. Conversions of Shares and Formation and Issuance of UNITs will be carried out immediately after the approval by the Board of Directors of the requests made during the Request Period ("UNIT Formation Date").

2.4. Credit from UNITs. Up to 3 (three) business days after the UNITs Formation Date, will be credited ("UNIT Credit Date"): (i) the Issuing Agent the total of preferred shares and common shares from the UNIT Account; and (ii) to each of the shareholders that has transferred shares or Multiples of Shares, as the case may be, to the Conversion Portfolio or to the UNIT Account the corresponding number of UNITs.

2.5. Schedule. The detailed schedule of the Application Period, UNIT Formation Date, and UNIT Credit Date can be seen below:

Request Period	Date of UNIT Formation	Credit Dates of the UNITs
March 22, 2021, inclusive, to April 20, 2021, inclusive	April 27, 2021	Until April 30, 2021

2.6. Conversion of Shares and Formation of UNITs by the State. After the Request Period the State will carry out the Conversion of Shares and the Formation of UNITs of free shares owned by it, observing the legal limit of 2/3 (two thirds) of PN shares and the maintenance of the ownership of at least 51% (fifty one percent) of ON shares.

3. OPERATIONAL PROCEDURES FOR CONVERSION OF SHARES, FORMATION OF UNITs AND CANCELLATION OF THE UNIT PROGRAM

3.1. Share Conversion in B3. Holders of shares issued by the Company in custody at B3 and wishing to carry out the Conversion of Shares for the purposes of the Formation of UNITs must manifest themselves before their respective custodian in order for the request to be made at the depository central, according to B3 operational procedures.

3.1.1. *Share Conversion Request.* Requests for Share Conversion will only be carried out by means of transfers, made by shareholders' custody agents, of shares of the same type and class to the Conversion Portfolios during the Request Periods, subject to the operational procedures adopted by B3.

3.1.2. *Canceling Stock Conversion Orders during the Request Period.* The Share Conversion requests made during the Request Period may be canceled by the shareholders until the last day of the Request Period (inclusive), by withdrawing the shares deposited in the respective Conversion Portfolio.

3.1.3. *Irrevocability of Share Conversion Request.* At the end of the Request Period, a request for Share Conversion that has not been cancelled, pursuant to item 3.1.2 above, shall constitute an

irrevocable and irreversible expression of will by the requesting shareholder to authorize: *(i)* the Share Conversion, in the terms described above, of the shares transferred to the Conversion Portfolio; *(ii)* the deposit of the shares held by it before the Issuing Agent for the purpose of issuing the corresponding UNITs; *(iii)* the issuance of the respective UNITs by the Issuing Agent; and *(iv)* the credit of such UNITs by the Issuing Agent to the respective custody account before B3.

3.1.4. *Limit of preferred shares.* If the fulfillment of Conversion requests made in a certain Request Period results in the issuance of preferred shares in an amount greater than 2/3 (two thirds) of the Company's capital stock, in violation of the legal limit, such requests will be met, in a pro-rat , until this legal limit is reached.

3.1.5. *Shares disregarded in the Share Conversion.* The shares transferred to the Conversion Portfolios at B3 will be disregarded for the purpose of Conversion of Shares and for the consequent formation of the corresponding UNITs, in the part in which it is not possible to form Multiples of Shares. The remaining shares in the Conversion Portfolio will be returned to the free portfolio.

3.1.6. *Conversion of Conversion Portfolios and Formation of UNITs* Upon approval of the Share Conversion by the Company's Board of Directors, all shares existing in the Conversion Portfolios at the end of the Application Period, except for the shares disregarded under item 3.1.5 above, will be converted and then the corresponding UNITs will be compulsorily issued, subject to the legal limit.

3.2. Formation of UNITs at B3 without Conversion of Shares. Shareholders with shares held in custody at B3 who are holders of the Share Multiples and wish to convert their shares into UNITs must request, through their custody agents, the formation of UNITs without the need to perform the Share Conversion.

3.2.1. UNIT Formation Request. Requests for Formation of UNITs will only be made by transferring Multiples of Shares to the UNIT Account during the Request Period.

3.2.2. Cancellation of training requests UNITs during the Request Period. UNIT Formation requests made during the Request Period may be canceled by shareholders until the last day of the Request Period (inclusive), by withdrawing the shares deposited in the UNIT Account.

3.2.3. Irrevocability of the UNIT Training Request . At the end of the Application Period, an application that has not been cancelled pursuant to item 3.2.2 above shall constitute an

irrevocable and irreversible expression of will by the requesting shareholder to authorize: *(i)* the deposit of the shares owned by it before the Issuing Agent for the purpose of issuing the corresponding UNITs; *(ii)* the issuance of the respective UNITs by the Issuing Agent; and *(iii)* the credit of such UNITs by the Issuing Agent to the respective custody account before B3.

3.2.4. *Disregarded Actions in the Formation of UNITs .* ON or PNB shares transferred to the UNIT Account that do not correspond to Multiples of Shares will be disregarded for the purpose of issuing UNITs, to the extent that it is not possible to form Multiples of Shares. The remaining shares in the UNIT Account will be returned to the free portfolio, in the custody account of the requesting shareholder (or to the Bookkeeper, as the case may be).

3.2.5. Formation of UNITs. All existing shares in the UNITs Account, except for shares disregarded pursuant to item 3.2.4 above, will be transferred to the Issuing Agent and replaced by the issuance of of the corresponding UNITs.

3.3. Not performing Share Conversion and UNIT Formation in the bookkeeping environment. With the exception of the State, which will perform the Conversion of Shares and the Formation of UNITs after the Non-Controlling Shareholders and, exclusively, in the book-entry environment, the shareholders holding shares registered with the Bookkeeping Agent, who wish to request the Conversion of Shares and/or the Formation of UNITs shall, in due course, transfer their shares to the Central Securities Depository of B3, through their respective custody agents, observing the Bookkeeping Agent's operating procedures for such purpose.

3.4. Cancellation of UNITs Program. The UNITs Program, the Share Conversion and the Formation of UNITs may be canceled, by the Board of Directors, until April 23, 2021, if the following hypotheses are verified:

a) the rejection, by B3, of the request for the listing of UNITs made by the Company; and

b) the number of UNITs to be issued at the end of the Application Period is less than the Minimum Number of UNITs.

3.4.1. In the event of item 3.4.b) above, the Board of Directors may homologate the Conversion of Shares and the Formation of UNITs and thereby effect the UNIT Program if it deems that, despite the failure to reach the Minimum Number of UNITs, the quantity of UNITs to be issued is sufficient to provide liquidity and an active secondary market for the UNITs.

3.4.2. In any case of cancellation, the Board of Directors shall disclose a material fact that the UNITs

Program will not be implemented.

4. PROCEDURES FOR THE FORMATION AND CANCELLATION OF UNITS AFTER THE END OF THE APPLICATION PERIOD

4.1. Formation of UNITs after the Request Period. Once the Application Period closes, shareholders holding Multiple Shares may still apply to form UNITs, but the possibility of converting shares will not be open. Assim, tais acionistas titulares de Múltiplos de Ações deverão solicitar, por meio de seu respectivo agente de custódia, a Formação de UNITs, com, no mínimo, 3 (três) dias úteis de antecedência em relação à data em que desejem solicitar a Formação de UNITs – a transferência de suas ações para a Conta de UNITs, observados os procedimentos operacionais adotados pela B3.

4.2. Costs. The costs with the formation of UNITs after the Application Period shall be borne exclusively by the shareholders who request the formation of UNITs pursuant to this item 4.

4.3. Irrevocability. The request for Formation of UNITsshall constitute irrevocable and irreversible expression of will, on the part of the requesting shareholder, to authorize: *(i)* the deposit of its shares before the Issuing Agent for the purpose of the formation and issuance of the corresponding UNITs; *(ii)* the issuance of the respective UNITsby the Issuing Agent; and *(iii)* the credit of such UNITsby the Issuing Agent to the respective custody account before B3.

4.4. Disregarded actions. Common shares and preferred shares transferred to the UNIT Program Account that do not correspond to the proportion of 4 (four) PNB shares for each 1 (one) ON share will be disregarded for the purpose of issuing UNITs and returned, by the Issuing Agent, to the free portfolio, in the custody account of the requesting shareholder (or to the Bookkeeper, as the case may be).

5. VOLUNTARY CANCELLATION OF UNITS AFTER CLOSING THE APPLICATION PERIOD

5.1. Voluntary cancellation of UNITs. Once the Request Period has ended, UNIT holders may, at any time, request the Issuing Agent, at its own expense, to cancel the UNITs and the delivery of the respective deposited shares.

5.2. Suspension of the possibility of canceling UNITs. The Board of Directors of the Company may, at its sole discretion, at any time, temporarily suspend, for a period not exceeding 30 (thirty) days, the possibility for UNITs holders to cancel UNITs.

5.3. Request for Cancellation of UNITs. The transfer request for UNITs for specific account at B3

constitute a manifestation of irrevocable and irreversible will on the part of its holder to authorize: (i) the refund of your UNITs to the Issuing Agent for the purpose of its cancellation; (ii) the cancellation of the respective UNITs; and (iii) the credit of the shares that backed the canceled UNITs in the respective custody account in the name of the shareholder at B3.

5.4. No liens, encumbrances, and blockages. At no time can UNITs that have liens, encumbrances or blockages or whose underlying shares have encumbrances, encumbrances or blocks, be canceled at any time.

6. ADDITIONAL CLARIFICATIONS

6.1. Shareholders with shares in the book-entry environment who wish to deposit their shares in B3. Shareholders whose shares are deposited in accounts with the Bookkeeper (book-entry environment) who wish to deposit their shares with a custodian to arrange for the Share Conversion and / or the Formation of UNITs (noting that the option for the Share Conversion will only be allowed for the purpose of Training / Issuing UNITs), and who are already registered with a custody agent, or wish to arrange for a registration to be opened, may request the deposit of shares in custody and the Conversion of Shares and / or Training of UNITs directly to the Custody Agent that suits them, who will be in charge of arranging the Conversion of Shares and the Formation of UNITs next to B3.

6.2. *Programs of Depositary Receipts.* Holders of depositary receipts shares issued by the Company may participate in the Conversion of Shares and the Formation of UNITs, subject to the specific procedures to be adopted in the respective jurisdictions where the depositary receipts are negotiated.

7. RISKS RELATED TO THE CONVERSION OF SHARES AND THE *UNITs*

7.1. Risks of UNITs. In case of implementation of the UNITs Program, UNITs will be registered for trading at B3. However, UNITs are new securities that, despite being backed by shares traded on B3, do not currently have an established market. It is not possible to ensure that there will be liquidity for UNITs or make any statement regarding the negotiation prices of UNITs in the event of the implementation of a UNIT Program.

7.2. Liquidity of shares. Considering the voluntary nature of the UNITs Program and the Conversion of Shares, the Company informs that after the end of the Request Period, both the ON shares and the PNA and PNB shares issued by the Company will continue to be traded in isolation. However, the Company understands that the liquidity of such shares could possibly be affected if an active market is established for UNITs.

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